EXHIBIT (a)(2)

CERTIFICATE OF TRUST
OF
MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

Dated as of August 16, 2010

CERTIFICATE OF TRUST

MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

This Certificate of Trust of Morgan Creek Global Equity Long/Short Institutional Fund (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq., (the “Act”)).

FIRST:	The name of the statutory trust formed hereby is Morgan Creek Global Equity Long/Short Institutional Fund.

SECOND:	As required by Section 3807 and 3810 of the Act, the business address of the registered office of the Trust and of the registered agent of the Trust in the State of Delaware is:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

THIRD:
Subsequent to the filing of this Certificate of Trust and prior to or within 180 days following the first issuance of beneficial interests, the Trust will register with the United States Securities and Exchange Commission as a closed-end management investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH:	This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust as of the 16th day of August, 2010, in accordance with §3811(a) of the Act.

By:	/s/ Mark W. Yusko
Name: Mark W. Yusko
Title: Trustee